EXHIBIT 99.4

NOTICE OF ABILITY TO CONVERT NOTES

The Medicines Company
3.50% Convertible Senior Notes due 2024 (“the Notes”)
CUSIP No. 584688 AH8*
Reference is made to the Indenture, dated as of December 18, 2018 (as supplemented from time to time, the “Indenture”), between The Medicines Company (the “Company”) and Wells Fargo Bank, National Association, as Trustee, governing the Notes.  This Notice is being given solely pursuant to the requirements of Section 14.01(b)(iii) of the Indenture and for no other purpose.  Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.
Pursuant to Section 14.01(b)(iii) of the Indenture, the Company hereby notifies you that the consummation of transactions contemplated by the previously announced Agreement and Plan of Merger, dated as of November 23, 2019 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among the Company, Novartis AG (“Parent”) and Medusa Merger Corporation (“Merger Sub”), an indirect, wholly owned subsidiary of Parent, are expected to constitute a Fundamental Change and a Make-Whole Fundamental Change and a Share Exchange Event.
The Merger Agreement provides that, among other things, Parent and Merger Sub will offer, subject to certain conditions, to purchase for cash any and all of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company in a tender offer (the “Tender Offer”), at a price per share of $85.00 (the “Offer Price”).  The Merger Agreement further provides that, as soon as practicable following (but in any event on the same day as) the consummation of the Tender Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent. Upon the consummation of the Merger, the Company will cease to be a publicly traded company.  The Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”
The Company hereby notifies Holders that, solely for purposes of Section 14.01(b)(iii) of the Indenture, the anticipated effective date of the Transactions is expected in the first quarter of 2020, pending the successful completion of the Tender Offer and all other closing conditions. Consummation of the Transactions, however, remains subject to the satisfaction of certain conditions.  The Transactions have not yet occurred or otherwise become effective and may not be completed on a timely basis, or at all.  Accordingly, no assurance can be given as to the actual effective date of the Transactions.
In connection with the Transactions, the Company hereby notifies you that, as of the date of this Notice, holders of Notes may surrender their Notes for conversion pursuant to the terms and conditions of the Indenture at any time until the Fundamental Change Repurchase Date related to the Transactions.  In addition, at and after the consummation of the Transactions, the right to convert each $1,000 principal amount of the Notes shall be changed into a right to convert such principal amount of Notes into cash in an amount equal to the Offer Price multiplied by a number of shares of Common Stock equal to the Conversion Rate immediately prior to the consummation of the Transactions, subject to any adjustment for conversions “in connection with” a Make-Whole Fundamental Change, as described below.
The Conversion Rate shall, for Notes converted “in connection with” a Make-Whole Fundamental Change, be increased by a number of Additional Shares of the Common Stock, as determined by reference to the table set forth in Section 14.03(e) of the Indenture.  A conversion of Notes will be deemed for these purposes to be “in connection with” a Make-Whole Fundamental Change if the relevant Notice of Conversion is received by the Conversion Agent from, and including, the date on which the Make-Whole Fundamental Change occurs or becomes effective up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date.  The Fundamental Change Repurchase Date will be specified by the Company in a separate notice of Fundamental Change delivered by the Company and shall be no earlier than twenty (20) days nor later than thirty-five (35) calendar days after the date of such notice.

Holders of Notes that elect to convert their Notes prior to the date on which the Make-Whole Fundamental Change occurs or becomes effective will not be entitled to receive Additional Shares in connection with the Make-Whole Fundamental Change.  Only holders of Notes that elect to convert their Notes in connection with a Make-Whole Fundamental Change will be entitled to receive Additional Shares.
During the second quarter and the third quarter of 2019, the conditional conversion feature of the Notes was triggered based on the trading price of the Company’s common stock, and the holders of Notes are currently entitled to convert the Notes through December 31, 2019, irrespective of the Transactions.
This announcement is not an offer to purchase Notes by the Company and does not give any holder the right to have its Notes purchased by the Company pursuant to Article 15 of the Indenture.  Such purchase right will only arise upon the consummation of the Transactions, and the Company will send a further notice of a holder’s purchase right no later than twenty (20) calendar days after the occurrence of the Fundamental Change in accordance with Article 15 of the Indenture.
This announcement is only a summary of certain provisions of the Notes and the Indenture. The conversion rights of holders of the Notes, as well as the procedures required to convert Notes, are set forth in the Indenture, which the Company filed as Exhibit 4.1 to its Current Report on Form 8-K that was filed with the Securities and Exchange Commission on December 18, 2018. All holders of Notes are urged to review the conversion provisions contained therein in their entirety. You are urged to consult with your own tax advisor concerning the tax consequences of a conversion of your Notes.
November 25, 2019
The Medicines Company

*The CUSIP number is included solely for the convenience of the holders of Notes. No representation is made as to the correctness or accuracy of the CUSIP number either as printed on the Notes or as indicated in this notice.